Exhibit 10.11

March 13, 2015

Dr. Martin Meglasson

Subject:  Amendment to Employment Agreement

Dear Martin:

As we verbally discussed, this letter represents an amendment (the “Amendment”) to the Employment Agreement, dated as of August 10, 2010, between you and Ikaria, Inc. (“Ikaria”), which Employment Agreement was assumed by Bellerophon Therapeutics, Inc. (“Bellerophon”) in connection with Bellerophon’s spin-out from Ikaria in February 2014 (the “Employment Agreement”).

Section 3(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Annual Bonus.  For each full calendar year ending during the Employment Period, the Executive shall be eligible to earn an annual bonus payable in accordance with the terms of the Company’s management incentive program at a target of 40% of Annual Base Salary, or such higher level established by the Company from time to time (the “Annual Bonus”).  For the 2010 calendar year, the Executive’s Annual Bonus shall not be pro-rated.  Beginning with the Annual Bonus in respect of calendar year 2014 and for years thereafter, the Company, in its sole discretion, may pay such bonus in cash or a combination of cash and equity, in each instance on such terms as are determined by the Compensation Committee of the Board of Directors; provided, however, that if the Annual Bonus is to be paid in a combination of cash and equity, such cash and equity components shall be in equal parts.  With respect to any equity awards granted to the Executive in respect of the calendar year 2014 Annual Bonus, if the Executive is terminated without Cause (as defined in the applicable award agreement) by the Company within the twelve (12) month period following the grant of such equity award, then the equity award shall vest in full as of the date of such termination of employment.”

The following Section 5(j) shall be added to the Employment Agreement:

“Option Vesting.  If (A) the Executive’s employment is terminated by the Company for any reason other than for Cause, including if the Executive’s employment is terminated for Disability, on or after the date that the Executive reaches age 65, or (B) the Executive retires and ceases employment with the Company on or after the date that the Executive reaches age 67 for any reason other than for Cause, then any stock options then held by the Executive will continue to vest and be exercisable after the Executive terminates employment (whether or not specified in the agreements evidencing such options) on the same vesting schedule as if the Executive remained employed by the Company; provided, however, that the foregoing shall not override any provisions applicable to the Executive’s stock options that are more favorable to the Executive (whether under this Agreement, the applicable option agreement or any other agreement between the Company and the Executive), including, without limitation, pursuant to Section 5(d)(C) above.  In the event that, pursuant to the immediately preceding sentence, the Executive’s options continue to vest and be exercisable after an employment event described above in clause (A) or (B), then the post-termination exercise period with respect to the Executive’s options will be extended until three (3) months following the date that the last tranche of the applicable option vests (but in no event later than the final exercise date provided for in the applicable option agreement).  The Executive acknowledges that such post-termination exercise period extension for any options outstanding on the date hereof

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(including the options granted to the Executive on March 12, 2015) that were intended to be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) will cause such options to be treated as nonstatutory stock options, rather than as incentive stock options, and that for any options granted after the date hereof that are intended to be incentive stock options, the exercise of such options more than three months following the termination of the Executive’s employment with the Company will be treated as the exercise of a nonstatutory stock option for tax purposes.  The Executive agrees and acknowledges that the Executive shall be required to satisfy all applicable tax withholding obligations applicable to the exercise of any nonstatutory stock option prior to the issuance of any shares thereunder.”

All other terms of the Employment Agreement will remain the same.

The Employment Agreement, as supplemented and modified by this Amendment, constitutes the entire agreement and understanding of the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings relating to such subject matter.

/s/ Jonathan M. Peacock
Jonathan M. Peacock
President and Chief Executive Officer

I acknowledge and accept the above amendment to my Employment Agreement as of the date first set forth above.

/s/ Martin Meglasson
Martin Meglasson
Chief Scientific Officer